Exhibit 10.26

SECOND AMENDED AND RESTATED CONSOLIDATED GUARANTY AGREEMENT

THIS SECOND AMENDED AND RESTATED CONSOLIDATED GUARANTY AGREEMENT (this “Agreement”) is made and given as of January 20, 2006 by INTERCONTINENTAL HOTELS GROUP PLC, a corporation organized and existing under the laws of England and Wales (the “Guarantor”), for the benefit of HPT TRS IHG-1, INC., a Maryland corporation (together with its successors and assigns, “TRS1”), HPT TRS IHG-2, INC., a Maryland corporation (together with its successors and assigns, “TRS2”), HPT TRS IHG-3, INC., a Maryland corporation (together with its successors and assigns, “TRS3”), HPT IHG PR, INC., a Puerto Rico corporation (together with its successors and assigns, “PR Landlord”), (from and after the JM Lease (as hereinafter defined) is executed) JM LANDLORD (as hereinafter defined) and HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust together with its successors and assigns, “Trust”; and Trust together with TRS1, TRS2, TRS3, PR Landlord and (subject to the delivery of the JM Lease (as hereinafter), the JM Landlord, collectively, “HPT” or the “HPT Parties”).

W I T N E S S E T H :

WHEREAS, InterContinental Hotels Group PLC (now known as InterContinental Hotels Limited) (“Old Guarantor”) entered into that certain Amended and Restated Consolidated Guaranty Agreement, dated as of February 16, 2005 (the “Existing Guaranty”), for the benefit of the HPT Parties; and

WHEREAS, Guarantor assumed all of the obligations of Old Guarantor under the Existing Guaranty pursuant to that certain Assumption, Termination and Amendment Agreement dated as of July 1, 2005 between Old Guarantor and Guarantor; and

WHEREAS, it is a condition precedent to TRS3 entering into the IHG5 Management Agreement (as hereinafter defined) and the consummation of certain other transactions contemplated by the Transaction Documents (as defined in the IHG5 Management Agreement) that the Guarantor enter into this Agreement; and

WHEREAS, the transactions contemplated by the Guaranteed Agreements (as hereinafter defined) and the Transaction Documents are of direct material benefit to the Guarantor;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Certain Terms. Capitalized terms used but not defined herein have the meaning ascribed thereto in the IHG5 Management Agreement. The following terms as used in this Agreement shall have the meanings set forth below:

“Accounting Principles” shall mean generally accepted accounting principles, as adopted in the United States of America, consistently applied or, if the Guarantor’s principal place of business is the United Kingdom, generally accepted accounting principles, as adopted in the United Kingdom, consistently applied.

“Base Guaranteed Amount” shall mean the sum of One Hundred Twenty Five Million Dollars ($125,000,000).

“Candlewood Hotels” shall mean the Hotels, as defined therein, under the Candlewood Management Agreement.

“Candlewood Management Agreement” shall mean that certain Management Agreement, dated as of October 27, 2003, between TRS1 and InterContinental Hotels Group Resources, Inc., as the same may be amended, modified, supplemented, or otherwise altered from time to time.

“Collateral Agency Agreement” shall mean a written agreement, in form and substance reasonably acceptable to HPT, among HPT, the Guarantor and the Collateral Agent pursuant to which the Collateral Agent shall agree to hold any cash delivered to such Collateral Agent pursuant to the terms of this Agreement as collateral agent on behalf of HPT, as the same may hereafter be amended, restated, modified, supplemented, or otherwise altered. Among other things, the Collateral Agency Agreement shall provide that (a) the Collateral Agent shall look solely to the Guarantor for any amounts owed to the Collateral Agent in connection with such agreement, (b) the Collateral Agent shall not offset any amount owed to the Collateral Agent against the cash delivered to it pursuant to the Collateral Agency Agreement and this Agreement, (c) the Collateral Agent shall hold such cash as trust funds and not commingle such cash with any assets of the Collateral Agent and (d) HPT shall be entitled to apply any cash collateral held by the Collateral Agent to the overdue obligations of the Guarantor hereunder in such order and at such times as HPT may determine in its sole judgment.

“Collateral Agent” shall mean a bank or other financial institution reasonably acceptable to HPT having a rating of not less than BBB-/Baa3 rating from the Rating Agencies, which bank or other financial institution is the collateral agent under the Collateral Agency Agreement as such collateral agent may be replaced in accordance with the terms of the Collateral Agency Agreement.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Excess JM Amounts” shall mean, with respect to any “Fiscal Year,” as defined therein, under the JM Lease, the excess, if any, of (i) the “Gross Revenues,” as defined therein, under the JM Lease, over (ii) (a) “Operating Costs,” “Minimum Rent,” and “Additional Rent”,

each as defined therein, under the JM Lease, (b) amounts deposited into the “FF&E Reserve” pursuant to Section 5.1.2 of the JM Lease, (c) an imputed management fee of five percent (5%), (d) amounts advanced by the JM Tenant under the JM Guaranty and (e) amounts advanced by the JM Tenant to replenish the Deposit.

“Guaranteed Agreements” shall mean, collectively, the Management Agreements, the PR Lease and, when it becomes effective, the JM Lease.

“Guaranteed Obligations” shall mean the payment to TRS1, TRS2, TRS3, PR Landlord, JM Landlord (once the JM Lease becomes effective) and Trust, as applicable, of: (a) all of the Owner’s First Priority as and when due under the Candlewood Management Agreement determined without respect to Gross Revenues thereunder or Operating Profits thereunder; (b) subject to, and in accordance with, the provisions of Section 10 hereof, all of the Owner’s First Priority as and when due under the IHG4 Management Agreement determined without respect to Gross Revenues thereunder or Operating Profits thereunder; (c) all of the Owner’s Priority as and when due under the Staybridge Management Agreement determined without respect to Gross Revenues thereunder or Operating Profits thereunder; (d) subject to, and in accordance with, the provisions of Section 10 hereof, all of the Owner’s First Priority as and when due under the IHG5 Management Agreement determined without respect to Gross Revenues thereunder or Operating Profits thereunder; (e) all of the Minimum Rent as and when due under the PR Lease; (f) all of the Minimum Rent as and when due under the JM Lease; and (g) any and all liquidated damages due to any of the HPT Parties under any of the Guaranteed Agreements.

“IHG4 Coverage Date” shall mean the date which is the day after the second consecutive calendar year for which the IHG4 Coverage Ratio is equal to or exceeds 1.3.

“IHG4 Coverage Ratio” shall mean for any period the quotient of (i) the sum of the numerators used in calculating both the PR Rent Coverage Ratio under this Agreement and the Priority Coverage Ratio under the IHG4 Management Agreement for such period, divided by (ii) the sum of the denominators used in calculating both the PR Rent Coverage Ratio under this Agreement and the Priority Coverage Ratio under the IHG4 Management Agreement for such period.

“IHG4 Guaranteed Obligations” shall mean the Guaranteed Obligations described under clauses (b), (e) and, to the extent relating to the IHG4 Management Agreement or the PR Lease, (g), of the definition of the term “Guaranteed Obligations” herein.

“IHG4 Management Agreement” shall mean that certain Amended and Restated Management Agreement, dated as of January 6, 2006, between TRS2 and IHG Management (Maryland) LLC and InterContinental Hotels Group (Canada), Inc. as the same may be amended, modified, supplemented, or otherwise altered from time to time.

“IHG4 Severance Date” shall have the meaning given such term in Section 10 of this Agreement.

“IHG5 Coverage Date” shall mean the date which is the day after the second consecutive calendar year for which the IHG5 Priority Coverage Ratio has equaled or exceeded 1.3.

“IHG5 Guaranteed Obligations” shall mean the Guaranteed Obligations described under clauses (d), (f) and, to the extent relating to the IHG5 Management Agreement or the JM Lease, (g), of the definition of the term “Guaranteed Obligations” herein.

“IHG5 Management Agreement” shall mean that certain Management Agreement dated as January    , 2006 between TRS3 and IHG Management (Maryland) LLC, as the same may be amended, modified, supplemented, or otherwise altered.

“IHG5 Priority Coverage Ratio” shall mean, for any period, an amount equal to the quotient of (i) the excess of (a) the sum of the numerators used in calculating both the JM Rent Coverage Ratio under this Agreement and the Priority Coverage Ratio under the IHG5 Management Agreement for such period, over (b) the sum of (A) any advances made by TRS3 on account of Working Capital under the IHG5 Management Agreement for such period, and (B) amounts drawn on the Deposit (and not replenished) under the Deposit Agreement or this Guaranty for such period, (ii) divided by (ii) the sum of the Owner’s First Priority and the Owner’s Second Priority.

“IHG5 Severance Date” shall have the meaning given such term in Section 10 of this Agreement.

“JM Guaranty” shall mean that certain Guaranty Agreement to be executed and delivered in connection with the closing under the JM Stock Agreement, from JM Tenant to TRS3 and Trust, as the same may hereafter be amended, restated, modified, supplemented, or otherwise altered.

“JM Landlord” shall have the meaning given to the term “Landlord” in the JM Lease.

“JM Minimum Rent” shall have the meaning given to the term “Minimum Rent” in the JM Lease.

“JM Operating Costs” shall have the meaning given to the term “Operating Costs” in the JM Lease.

“JM Rent Coverage Ratio”  shall mean for any period, the quotient of (a) the excess of JM Total Hotel Sales over the sum of (i) JM Operating Costs (other than JM Minimum Rent and JM Additional Rent) for such period and (ii) an imputed reserve for Capital Expenses equal to six percent (6%) of JM Total Hotel Sales for such period, divided by (b) the sum of JM Minimum Rent for such period.

“JM Stock Agreement” shall have the meaning given such term in the IHG5 Management Agreement.

“JM Tenant” shall mean the tenant under the JM Lease.

“JM Total Hotel Sales” shall have the meaning given to the term “Total Hotel Sales” in the JM Lease.

“Management Agreements” shall mean the Staybridge Management Agreement, the Candlewood Management Agreement, the IHG4 Management Agreement and the IHG5 Management Agreement, collectively.

“Managers” shall mean InterContinental Hotels Group Resources, Inc., IHG Management (Maryland) LLC and InterContinental Hotels Group (Canada), Inc., collectively.

“New Candlewood Guaranty” shall mean a Guaranty Agreement made by the Guarantor in favor of TRS1 and HPT and otherwise in the form attached hereto as Exhibit A.

“New Guaranties” shall mean the New Candlewood Guaranty and the New Staybridge Guaranty, collectively.

“New Staybridge Guaranty” shall mean a Guaranty Agreement made by the Guarantor in favor of TRS1 and HPT and otherwise in the form attached hereto as Exhibit B.

“Original Staybridge Guaranty” shall mean that certain Guaranty Agreement, dated as of July 1, 2003, made by Old Guarantor for the benefit of TRS1 in connection with the Staybridge Management Agreement, as amended by that certain First Amendment to Guaranty Agreement, dated as of September 18, 2003.

“Original Candlewood Guaranty” shall mean that certain Guaranty Agreement, dated as of October 27, 2003, made by Old Guarantor for the benefit of TRS2 in connection with the Candlewood Management Agreement.

“Other Severance Date” shall have the meaning given such term in Section 10 of this Agreement.

“Outstanding Balance” shall mean, from time to time, the Base Guaranteed Amount, less the excess of (i) the aggregate amount paid by the Guarantor under Section 3 hereof over (ii) the sum of the aggregate of (a) any amounts reimbursed to the Guarantor pursuant to the terms of the Management Agreements and (b) the aggregate amount of the sum of the Excess JM Amounts determined for each “Fiscal Year,” as defined therein, under the JM Lease from and after the effective date of the JM Lease, which amounts shall be determined, for each such Fiscal Year as the lesser of (i) the Excess JM Amount for such Fiscal Year or (ii) the excess of (A) the Base Guaranteed Amount over (B) the then Outstanding Balance as of the last day of such Fiscal Year.

“PR Additional Rent” shall have the meaning given to the term “Additional Rent” in the PR Lease.

“PR Guaranty” shall mean that certain Guaranty Agreement dated as of February 16, 2005 from PR Tenant to TRS2 and Trust, as the same may hereafter be amended, restated, modified, supplemented, or otherwise altered.

“PR Operating Costs” shall have the meaning given to the term “Operating Costs” in the PR Lease.

“PR Rent Coverage Ratio”  shall mean for any period, the quotient of (a) the excess of PR Total Hotel Sales over the sum of (i) PR Operating Costs (other than PR Minimum Rent and PR Additional Rent) and (ii) an imputed reserve for Capital Expenses equal to five percent (5%) of Total Hotel Sales for such period, divided by (b) the sum of PR Minimum Rent for such period.

“PR Minimum Rent” shall have the meaning given to the term “Minimum Rent” in the PR Lease.

“PR Tenant” shall mean the tenant under the PR Lease.

“PR Total Hotel Sales” shall have the meaning given to the term “Total Hotel Sales” in the PR Lease.

“Provide Collateral” or “Provided Collateral” shall mean:

(a)                                                          delivery to HPT of (i) a Satisfactory Letter of Credit or (ii) cash in an amount equal to the then Outstanding Balance; or

(b)                                                         the deposit of cash equal to the then Outstanding Balance with the Collateral Agent to be held by the Collateral Agent in accordance with the Collateral Agency Agreement provided:(i) the Collateral Agency Agreement has been executed and delivered by the parties thereto; (ii) HPT has a perfected first priority security interest in any cash delivered to the Collateral Agent; (iii) HPT has received favorable opinions of counsel, in form and substance reasonably satisfactory to HPT, with respect to such perfected first priority interest, the valid existence and good standing of the other parties to the Collateral Agency Agreement, the due execution and delivery thereof by such other parties, the enforceability of the Collateral Agency Agreement against such parties, and that any cash held by the Collateral Agent pursuant to the Collateral Agency Agreement shall not be “property of the estate” of Collateral Agent should any event described in Sections 17.1(a), (b) or (c) of the IHG4 Management Agreement or the IHG5 Management Agreement occur with respect to the Collateral Agent; or

(c)                                                          delivery to HPT of other collateral satisfactory to HPT in its good faith discretion to secure the Guaranteed Obligations;

provided, however, the Guarantor shall not be deemed to have Provided Collateral if at any time the Outstanding Balance exceeds the sum of (i) the then remaining balance drawable under the Satisfactory Letter of Credit or the balance of the cash deposited by the Guarantor hereunder, plus (ii) proceeds of any Satisfactory Letter of Credit or cash deposited hereunder, in either case, applied to the Guaranteed Obligations.

“Rating Agencies” shall mean, collectively, Standards & Poor’s Rating Services or its successors and Moody’s Investor Services, Inc. or its successors; provided, however, if the Rating Agencies (i) cease operations without successors or (ii) cease to issue credit ratings, “Rating Agencies” shall mean a nationally recognized organization periodically issuing ratings of the financial strength and/or credit of United States domestic and international banking institutions reasonably agreed to by HPT and the Guarantor.

“Reorganization” shall mean any merger, consolidation, reorganization, change of control or any transaction pursuant to which the Guarantor shall be or become a Subsidiary of any other Person.

“Satisfactory Letter of Credit” shall mean a clean irrevocable letter of credit in form and substance reasonably satisfactory to HPT in an amount equal to the Outstanding Balance issued by a bank with a credit rating of not less than A2/A (or, if after the date hereof the system of ratings used by the Rating Agencies changes in a material way, their then equivalents of such credit rating in HPT’s reasonable judgment) from the Rating Agencies, having an expiration date of not earlier than one year after the date on which it was issued and which permits for partial draws.

“Severance Date” shall mean, (i) with respect to the IHG4 Guaranteed Obligations, the IHG4 Severance Date, (ii) with respect to the IHG5 Guaranteed Obligations, the IHG5 Severance Date, and (iii) with respect to the Guaranteed Obligations relating to the Staybridge and Candlewood Hotels, the Other Severance Date.

“Staybridge and Candlewood Hotels” shall mean, collectively, the Staybridge Hotels and the Candlewood Hotels.

“Staybridge Hotels” shall mean the Hotels, as defined therein, under the Staybridge Management Agreement.

“Staybridge Management Agreement” shall mean that certain Management Agreement, dated as of July 1, 2003, between TRS1 and InterContinental Hotels Group Resources, Inc., as amended by that certain First Amendment to Management Agreement dated as of September 18, 2003, that certain Second Amendment to Management Agreement dated as of March, 2004, that certain Third Amendment to Management Agreement dated as of February 16, 2005 and that certain Fourth Amendment to Management Agreement dated as of January 6, 2006, as the same may be further amended, modified, supplemented, or otherwise altered from time to time.

“Staybridge Priority Coverage Ratio” shall mean, for any period, the ratio of (a) the excess of Gross Revenue under the Staybridge Management Agreement for such period over the sum of the amounts distributed or applied for such period pursuant to Sections 10.1(a), (b) (determined as though the Reserve Percentage thereunder for the Expansion Hotels (as defined in the Staybridge Management Agreement) was at all times five percent (5%)), (e), (g), (h), (i), (k) and (l) of the Staybridge Management Agreement, to (b) the sum for such period of Owner’s Priority under that Agreement and Owner’s Percentage Priority under that Agreement.

“Substitute Guarantor” shall mean a Person who assumes the Guarantor’s obligations hereunder in accordance with the terms of Section 2.7 below and is either (a) a Person who satisfies the Rating Agencies’ requirements for a single purpose bankruptcy remote entity who has Provided Collateral or (b) a Person(s) with (i) a tangible net worth determined in accordance with the Accounting Principles of not less than Seven Hundred Fifty Million Dollars ($750,000,000) and (ii) unencumbered assets with a fair market value of not less than One Hundred Million Dollars (exclusive of any note, instrument, security or claim issued by, against or in any way dependent on the credit of, an Affiliate of Guarantor).

2.                                      Representations and Covenants. The Guarantor represents, warrants, covenants and agrees that:

2.1                               Validity of Agreement. The Guarantor has duly and validly executed and delivered this Agreement; this Agreement constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors; and the execution, delivery and performance of this Agreement have been duly authorized by all requisite action of the Guarantor and such execution, delivery and performance by the Guarantor will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, note, other evidence of indebtedness, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any property or assets of the Guarantor is bound, or violate any provision of law applicable to the Guarantor, or any order, writ, injunction, judgment or decree of any court applicable to the Guarantor or any order or other public regulation of any governmental commission, bureau or administrative agency applicable to the Guarantor.

2.2                               Payment of Expenses. The Guarantor agrees, as principal obligor and not as guarantor only, to pay to HPT forthwith, upon demand, in immediately available Federal funds, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by HPT in connection with the enforcement of this Agreement, together with interest at the Interest Rate on amounts recoverable under this Agreement from the time such amounts become due until payment.

2.3                               Reports. The Guarantor shall timely deliver to HPT the Consolidated Financials required under the Guaranteed Agreements and otherwise comply with the terms of the Guaranteed Agreements applicable to it.

2.4                               Financial Condition of Guarantor; Status of Guarantor. So long as the Guarantor’s obligations under Section 3 below are outstanding, unless the Guarantor shall have Provided Collateral to secure its obligations hereunder:

(a)                                  The Guarantor shall at all times maintain a tangible net worth determined in accordance with the Accounting Principles in an amount not less than Five Hundred Million Dollars ($500,000,000) or if there has been a Reorganization, or if the Guarantor is not the originally named Guarantor, Seven Hundred Fifty Million Dollars ($750,000,000); and

(b)                                 The Guarantor shall not engage in any Reorganization unless following such Reorganization it has (i) a tangible net worth determined in accordance with the Accounting Principles in an amount not less than Seven Hundred Fifty Million Dollars ($750,000,000) and (ii) unencumbered assets with a fair market value of not less than One Hundred Million Dollars ($100,000,000) (exclusive of any note, instrument, security or claim issued by, against or in any way dependent on the credit of, an Affiliate of Guarantor).

2.5                               Security.

(a)                                  Upon the termination of the Guarantor’s obligations under Section 3 or if the Outstanding Balance equals zero dollars ($0), HPT will return to the Guarantor any Satisfactory Letter of Credit previously delivered to HPT or any unapplied cash collateral then being held by HPT hereunder and shall direct the Collateral Agent to return any cash being held by it under the Collateral Agency Agreement to the Guarantor.

(b)                                 HPT shall be entitled to draw upon any Satisfactory Letter of Credit delivered to it (i) for the full amount thereof if at any time there is less than thirty (30) days until the expiry date of such Satisfactory Letter of Credit; (ii) for the full amount thereof if the bank that issued such Satisfactory Letter of Credit shall not have a credit rating of at least A/A2 (or, if after the date hereof the system of ratings used by the Rating Agencies changes in a material way, their then equivalents in HPT’s reasonable judgment) from the Rating Agencies and such satisfactory Letter of Credit shall not have been replaced within thirty (30) days with a new Satisfactory Letter of Credit delivered to HPT; or (iii) to the extent and in the amounts then due and payable hereunder, if the Guarantor shall fail to pay or perform any of its obligations under this Agreement in accordance with the terms hereof.

(c)                                  HPT shall be entitled to apply any cash collateral held by it or the Collateral Agent to the overdue obligations of the Guarantor hereunder in such order and at such times as HPT may determine in its sole judgment. Any cash collateral held by HPT shall not be commingled with its other funds, and shall be invested, at the Guarantor’s risk, in interest bearing investments reasonably acceptable to the Guarantor. Any interest on such cash collateral, and any losses in such investments, shall belong to IHG.

2.6                               Legal Existence. The Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. The Guarantor has appointed attorneys Alston & Bird LLP, having an address at 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, Attn:  Managing Partner as its agent for service of process. The Guarantor acknowledges and agrees that service of process on such agent shall constitute service of process on Guarantor with respect to any and all claims hereunder, under the Guaranteed Agreements or under any Transaction Document.

2.7                               Substitute Guarantor. The then Guarantor (the “Departing Guarantor”) shall be released from obligations under Section 3 hereof on the following terms and conditions:

(a)                                  a Substitute Guarantor shall assume pursuant to a written instrument satisfactory to HPT all of the Guarantor’s obligations hereunder; and

(b)                                 HPT shall receive an opinion of counsel satisfactory to HPT with respect to, among other things, the existence and good standing of the Substitute Guarantor and the due execution, delivery and enforceability of such assumption.

Upon the satisfaction of the foregoing conditions and the expiration of all applicable preference or similar periods, HPT shall deliver a release to the Departing Guarantor of its obligations under Section 3 hereof and the Substitute Guarantor shall be deemed the “Guarantor” hereunder. Further, if the Substitute Guarantor has Provided Collateral or has (i) a tangible net worth determined in accordance with the Accounting Principles of not less than Seven Hundred Fifty Million Dollars ($750,000,000) and (ii) unencumbered assets with a fair market value of not less than One Hundred Million Dollars (exclusive of any note, instrument, security or claim issued by, against or in any way dependent on the credit of, an Affiliate of Guarantor), HPT shall return to the Departing Guarantor any letter of credit or cash delivered by the Departing Guarantor and held by HPT hereunder and shall direct the Collateral Agent to return to the Departing Guarantor any cash delivered by the Departing Guarantor and held by such Collateral Agent pursuant to the terms of the Collateral Agency Agreement.

3.                                      Guarantee.

(a)                                  The Guarantor hereby unconditionally guarantees that the Guaranteed Obligations which become due and payable shall be paid in full when due and payable subject to any applicable cure periods, whether upon demand, at the stated or accelerated maturity thereof or upon any mandatory or voluntary prepayment pursuant to any Guaranteed Agreement, or otherwise.

(b)                                 This guarantee is a guarantee of payment and not of collectibility and is absolute and in no way conditional or contingent. In case any part of the Guaranteed Obligations shall not have been paid when due and payable or performed at the time performance is required, subject to any applicable cure periods, the Guarantor shall, pay or cause to be paid to HPT the amount thereof as is then due and payable and unpaid (including interest and other charges, if any, due thereon through the date of payment in accordance with the applicable provisions of the Transaction Documents) or perform or cause to be performed such obligations in accordance with the Transaction Documents. Simultaneously with the giving of any notice of default to the Managers or PR Tenant under the Guaranteed Agreements, TRS1, TRS2, TRS3, PR Landlord or JM Landlord, as applicable, shall give a copy of such notice to the Guarantor. TRS1, TRS2, TRS3, PR Landlord or JM Landlord, as applicable, shall accept any cure of such default by the Guarantor provided such cure is completed within the applicable cure period under the applicable Guaranteed Agreement.

4.                                      Unenforceability of Guaranteed Obligations, Etc. If the Managers, PR Tenant or (when the JM Lease becomes effective) JM Tenant are for any reason under no legal obligation to discharge any of the Guaranteed Obligations, or if any other moneys included in the Guaranteed Obligations have become unrecoverable from the Managers, PR Tenant or (when the JM Lease becomes effective) JM Tenant by operation of law or for any other reason, including, without limitation, the invalidity or irregularity in whole or in part of any Guaranteed Obligation or of any Guaranteed Agreement or any limitation on the liability of the Managers, PR Tenant or (when the JM Lease becomes effective) JM Tenant thereunder or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever, the guarantees contained in this Agreement shall nevertheless remain in full force and effect in accordance with the terms set forth herein and shall be binding upon the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor and obligor on all such Guaranteed Obligations.

5.                                      Additional Guarantees. This Agreement shall be in addition to any other guarantee or other security for the Guaranteed Obligations and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guarantee or security or by any waiver, amendment, release or modification thereof.

6.                                      Consents and Waivers, Etc. The Guarantor hereby acknowledges receipt of correct and complete copies of each of the Guaranteed Agreements and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended or changed in accordance therewith, and waives, to the extent the Guarantor lawfully may do so, (a) presentment, demand for payment, and protest of nonpayment, of any of the Guaranteed Obligations, (b) notice of acceptance of this Agreement and of diligence, presentment, demand and protest, (c) notice of any default hereunder and any default, breach or nonperformance under the Guaranteed Agreements or a Manager Event of Default or Manager Default under any Management Agreement or an Event of Default under the PR Lease or JM Lease except as expressly provided in Section 3, (d) notice of the terms, time and place of any private or public sale of collateral held as security for the Guaranteed Obligations, (e) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies against the Managers, or PR Tenant, JM Tenant or any other guarantor of the Guaranteed Obligations, under or pursuant to the Guaranteed Agreements, or any agreement directly or indirectly relating thereto and any requirements of diligence or promptness on the part of the holders of the Guaranteed Obligations in connection therewith, and (f) any and all demands and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute or rule of law.

7.                                      No Impairment, Etc. The obligations, covenants, agreements and duties of the Guarantor under this Agreement shall not be affected or impaired by any assignment or transfer in whole or in part of any of the Guaranteed Obligations without notice to the Guarantor, or any waiver by HPT or any holder of any of the Guaranteed Obligations or by the holders of all of the Guaranteed Obligations of the performance or observance by the Managers, PR Tenant, JM Tenant or any other guarantor of any of the agreements, covenants, terms or conditions contained in the Guaranteed Obligations or the Guaranteed Agreements or any indulgence in or the extension of the time for payment by the Managers, PR Tenant, JM Tenant or any other guarantor of any amounts payable under or in connection with the Guaranteed Obligations or the Guaranteed Agreements or any other instrument or agreement relating to the Guaranteed Obligations or of the time for performance by the Managers, PR Tenant, JM Tenant or any other guarantor of any other obligations under or arising out of any of the foregoing or the extension or renewal thereof, or the modification or amendment made with the consent of the Guarantor of any duty, agreement or obligation of the Managers, PR Tenant or any other guarantor set forth in any of the foregoing, or the voluntary or involuntary sale or other disposition of all or substantially all the assets of the Managers, PR Tenant, JM Tenant or any other guarantor or insolvency, bankruptcy, or other similar proceedings affecting the Managers, PR Tenant, JM Tenant or any other guarantor or any assets of the Managers, PR Tenant, JM Tenant or any such other guarantor, or the release or discharge of the Managers, PR Tenant, JM Tenant or any such other guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of the foregoing without the consent of the holders of the Guaranteed Obligations by operation of law.

8.                                      Reimbursement, Subrogation, Etc. The Guarantor hereby covenants and agrees that the Guarantor will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against the Managers, PR Tenant or any other person with respect to the Guaranteed Obligations prior to the irrevocable payment in full of all amounts then due and owing but unpaid under the Guaranteed Agreements. Until the Guaranteed Obligations have been satisfied in full, the Guarantor shall not have any right of subrogation, and the Guarantor waives any defense it may have based upon any election of remedies by HPT which destroys the Guarantor’s subrogation rights or the Guarantor’s rights to proceed against the Managers or PR Tenant for reimbursement, including, without limitation, any loss of rights the Guarantor may suffer by reason of any rights, powers or remedies of the Managers or PR Tenant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the indebtedness to HPT. Until all obligations of the Managers and PR Tenant pursuant to the Guaranteed Agreements shall have been irrevocably paid and satisfied in full, the Guarantor waives any right to enforce any remedy which HPT now has or may in the future have against the Managers, PR Tenant, any other guarantor or any other person and any benefit of, or any right to participate in, any security whatsoever now or in the future held by HPT. Nothing contained in this Section 8 shall limit any of Guarantor’s rights under the Management Agreements.

9.                                      Defeasance; Guaranty Limitations. The Guarantor’s obligations under Section 3 shall terminate upon the date on which the Guaranteed Obligations have been paid and performed in full and all other obligations of the Guarantor to HPT under this Agreement have been irrevocably satisfied in full; provided, however, certain of the Guarantor’s obligations under Section 3 shall be subject to early termination subject to, and upon, the terms and conditions set forth in Section 10 hereof; provided further, however, if at any time, all or any part of any payment applied on account of the Guaranteed Obligations is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Managers, PR Tenant or JM Tenant), this Agreement, to the extent such payment is or must be rescinded or returned, shall be deemed to have continued in existence notwithstanding any such termination. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Guarantor’s liability under Section 3 exceed the Outstanding Balance.

10.                               Severance. Subject, in each case, to the second proviso contained in Section 9 above, the Guarantor’s obligations under this Agreement shall terminate as follows:

10.1                        IHG4. (a)  If (i) the IHG4 Coverage Date shall have occurred, and (ii) the Guarantor is not then in default of its obligations under this Agreement, then, on such date (the “IHG4 Severance Date”), the Guarantor’s obligations under this Agreement shall terminate with respect to the IHG4 Guaranteed Obligations.

10.2                        IHG5. (a)  If (i) the IHG5 Coverage Date shall have occurred, and (ii) the Guarantor is not then in default of its obligations under this Agreement, then, on such date (the “IHG5 Severance Date”), the Guarantor’s obligations under this Agreement shall terminate with respect to the IHG5 Guaranteed Obligations.

10.3                        Candlewood and Staybridge. (a)  If (i) the IHG4 Coverage Severance Date shall have occurred, (ii) the IHG5 Coverage Severance Date shall have occurred, (iii) the Guarantor is not then in default of its obligations under this Agreement, and (iv) the Guarantor shall have delivered to HPT and TRS1 executed counterparts of the New Guaranties and an opinion of counsel satisfactory to Trust with respect to, among other things, the existence and good standing of the Guarantor and the due execution, delivery and enforceability of the New Guaranties then, on the date on which the New Guaranties and such opinion are delivered (the “Other Severance Date”), the Guarantor’s obligations under this Agreement shall terminate.

If any Substitute Guarantor has succeeded to the interests of the Guarantor named herein, then the termination of such Substitute Guarantor’s obligations under this Agreement shall be further conditioned upon such Substitute Guarantor satisfying the requirements with respect to a Substitute Guarantor under each of the New Guaranties, including, without limitation, the obligation to Provide Collateral under each of the New Guaranties (if applicable). Notwithstanding the foregoing, the termination of the Guarantor’s obligations under this Agreement shall not diminish, impair or otherwise affect the Guarantor’s obligations under the New Guaranties.

11.                               Notices. (a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with written acknowledgment of receipt (provided a copy thereof is sent by Federal Express or similar expedited commercial carrier for delivery on the next business day), or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)  All such notices shall be addressed,

if to HPT to:

c/o Hospitality Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attn:  Mr. John G. Murray

[Telecopier No. (617) 969-5730]

with a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

Attn:  Nancy S. Grodberg, Esq.

[Telecopier No. (617) 338-2880]

if to the Guarantor to:

Intercontinental Hotels Group PLC

67 Alma Road

Windsor

Berkshire SL4 3HD

ENGLAND

Attn: Company Secretary

Telecopier No. +44 1753 410101

with a copy to:

Intercontinental Hotels Resources Group, Inc.

Three Ravinia Drive

Suite 100

Atlanta, Georgia 30346

Attn:  Vice President, Asset Management

[Telecopier No. 770-604-5340]

(d)                                 By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.                               Successors and Assigns. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, including without limitation the holders, from time to time, of the Guaranteed Obligations; and all representations, warranties, covenants and agreements by or on behalf of the Guarantor which are contained in this Agreement shall inure to the benefit of HPT’s successors and assigns, including, without limitation, such holders, whether so expressed or not.

13.                               Applicable Law. Except as to matters regarding the internal affairs of HPT and issues of or limitations on any personal liability of the shareholders and trustees of HPT for obligations of HPT, as to which the laws of the State of Maryland shall govern, this Agreement and any other instruments executed and delivered to evidence, complete or perfect the transactions contemplated hereby shall be interpreted, construed, applied and enforced in accordance with the laws of New York applicable to contracts between residents of New York which are to be performed entirely within New York, regardless of (i) where any such instrument is executed or delivered; or (ii) where any payment or other performance required by any such instrument is made or required to be made; or (iii) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than New York; or (vii) any combination of the foregoing.

All actions and proceedings arising out of or in any way relating to this Agreement shall be brought, heard, and determined exclusively in an otherwise appropriate federal or state court located within the State of New York. Guarantor hereby (i) submits to the exclusive jurisdiction of any New York federal or state court of otherwise competent jurisdiction for the purpose of any action or proceeding arising out of or relating to this Agreement and (ii) voluntarily and irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise in any such action or proceeding, any claim or defense that it is not personally subject to the jurisdiction of such a court, that such a court lacks personal jurisdiction over Guarantor or the matter, that the action or proceeding has been brought in an inconvenient or improper forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by such a court. To the maximum extent permitted by applicable law, Guarantor consents to service of process by registered mail, return receipt requested, or by any other manner provided by law.

To the maximum extent permitted by applicable law, each of the parties hereto waives its rights to trial by jury with respect to this Agreement or any matter arising in connection herewith.

14.                               Modification of Agreement. No modification or waiver of any provision of this Agreement, nor any consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by HPT, and such modification, waiver or consent shall be effective only in the specific instances and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.

15.                               Waiver of Rights by HPT. Neither any failure nor any delay on HPT’s part in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise, or the exercise of any other right, power or privilege.

16.                               Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

17.                               Entire Contract. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

18.                               Headings; Counterparts. Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

19.                               Remedies Cumulative. No remedy herein conferred upon HPT is intended to be exclusive of any other remedy, and subject to the limitations set forth in Section 9 above, each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

20.                               Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT, AND THE GUARANTOR HEREBY AGREES THAT, THE NAME “HOSPITALITY PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, TRUST. ALL PERSONS DEALING WITH TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

21.                               Effective Date. This Agreement shall be of no force or effect unless and until the Effective Date occurs.

22.                               PR Guaranty Obligations. Guarantor acknowledges and agrees that at any time there is any amount due and otherwise payable under the PR Guaranty, HPT shall be entitled to treat any payment by Guarantor as a payment by the PR Tenant under the PR Guaranty and to the extent HPT so elects such payment shall not result in a reduction in the Outstanding Balance.

23.                               Restatement. This Agreement supercedes, amends and restates in its entirety the Existing Guaranty.

WITNESS the execution hereof under seal as of the date above first written.

INTERCONTINENTAL HOTELS GROUP PLC

By:	/s/ Richard Solomons
Its:	Director

By:	/s/ Stevan Porter
Its:	Director

[Signatures continue on next page.]

ACKNOWLEDGED AND AGREED:

HPT TRS IHG-1, INC.

By:	/s/ John G. Murray
John G. Murray
Vice President

HPT TRS IHG-2, INC.

By:	/s/ John G. Murray
John G. Murray
Vice President

HPT TRS IHG-3, INC.

By:	/s/ John G. Murray
John G. Murray
Vice President

HPT IHG PR, INC.

By:	/s/ John G. Murray
John G. Murray
President

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
John G. Murray
President